Exhibit 99.1

Champps Entertainment Announces Third Quarter Results

Littleton, Colo. May 9, 2006-Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2006 third quarter ended April 2, 2006.

Total revenues for the third quarter increased 0.2% to $54.2 million, compared with revenues of $54.1 million for the third quarter of our last fiscal year. The company’s revenues benefited from operating two more restaurants in the third quarter 2006 than in the third quarter 2005, but this benefit was largely offset by a decline in same store sales.

Net loss for the third quarter 2006 was $1.9 million, or $.15 per diluted share compared to net loss of $3.6 million, or $.28 per diluted share in the same quarter a year ago. This year’s third quarter included a $4.3 million pretax asset impairment charge related to three restaurants. Last year’s third quarter included a $6.6 million pretax asset impairment charge related to four restaurants and $0.5 million pretax severance expense.

Comparable same store sales decreased 3.1 percent for third quarter 2006. Comparable alcohol sales decreased 1.5 percent, while comparable food sales decreased 3.7 percent for the third quarter 2006.

“We worked hard this quarter but still came up short,” commented Mike O’Donnell, Champps’ Chairman, President, and Chief Executive Officer. “While we started January strong and had great expectations for the quarter, our momentum was lost in February and March despite new menu items and bar offerings. We were certainly influenced by external factors – weather, high fuel costs and decreased viewership of the 2006 NCAA “March Madness” tournament. Our challenge is to find ways to become part of consumer’s discretionary spending even when it is tight or winning sports teams don’t line up in our major cities. We are focused on that issue for the remainder of 2006 and beyond. We believe our best opportunity to accomplish this is to focus on our execution.”

“I am however, proud of our team who kept our strategic initiatives on track, and ensured we made strides ahead even in tough conditions. This quarter, our first group of six restaurant general managers joined in our partnership bonus plan, and we expect to continue offering this program to select managers over the next 15 months. Our operating units are executing well with one-third of our locations growing cash flow over last year’s third quarter. Food costs are down despite higher quality offerings, we have tightened our standards for our managers, and we are receiving excellent feedback on all of our new programs including the new menu rollout in April.”

Mr. O’Donnell continued, “Last week we closed three underperforming restaurants in the Houston, Texas and Toledo, Ohio areas. This is the toughest action we had to take to date to improve future results. The three closed sites suffered from poor site selection which we don’t believe could be overcome despite our best operational initiatives.”

Total cost of sales and operating expenses decreased slightly to 86.2 percent of sales for the third quarter this year compared to 86.3 percent of sales for the same quarter last year.

Product costs improved to 28.3 percent of sales in the most recent quarter from 28.5 percent of sales compared to the third quarter of the last fiscal year, and labor costs improved to 31.7 percent of sales from 32.2 percent of sales for the same period last fiscal year. Average store utility costs, while somewhat moderated from the second quarter, were still almost 11 percent higher on average than those experienced last year causing other operating costs to increase to 15.6 percent of sales in this year’s third quarter from 15.0 percent of sales in the same quarter last year.

Occupancy expense increased to 10.5 percent of sales versus 10.0 percent of sales in the third quarter of 2005 because of the de-leveraging effect of lower average sales. Depreciation and amortization expense was down 0.1 percent of sales due to the asset impairment charge of $6.6 million in the third quarter of 2005. Pre-opening expenses for the quarter were $78,000, or 0.1 percent of sales, compared to $340,000, or 0.6 percent of sales, for the same quarter in the prior year. No new restaurants were opened in the third quarter of fiscal 2006 versus one new restaurant opening during the same quarter of fiscal 2005. The Company does not plan to open any new restaurants during the remainder of fiscal 2006.

General and administrative expenses for the third quarter were $3.7 million, or 6.8 percent of revenues, compared to $3.4 million, or 6.3 percent of revenues, in the comparable period last fiscal year. This increase resulted from higher legal costs, compensation expense for stock-based compensation resulting from adoption of a new accounting standard and the issuance of restricted stock awards partially offset by reduced support staff levels and bonus expense.

Dave Womack, Chief Financial Officer, commented, “Despite the weaker sales, our operating cash flow for the third quarter was $2.0 million. We ended the quarter with $11.2 million of cash, no outstanding credit facility borrowings and we repurchased $0.2 million of Champps stock under the previously authorized $5 million repurchase plan. Our capital expenditure requirements for the fiscal year continue to decrease, and we now expect our total capital expenditures outlook for fiscal 2006 to be between $4 and $5 million of which $3.3 million was expended through the third quarter.”

Mr. Womack continued, “The $4.3 million asset impairment charge taken this quarter includes our restaurant closure decisions. As a result of the closures, we currently expect to record exit or disposal costs in the fourth quarter and ultimately spend $3 to $4 million net cash to exit the locations. We may also close up to two additional restaurants depending on lease negotiations and other various factors.”

Total revenues for the first three quarters of fiscal 2006 increased 0.3% to $165.2 million, compared with revenues of $164.7 million for the first three quarters of last fiscal year. The increase in revenue was due primarily to operating four more restaurants on average in the first three quarters of fiscal 2006 than during the same quarters of fiscal 2005, partially offset by the extra week of sales in fiscal 2005 and lower comparable sales of 3.0%.

Net income for the first three quarters of fiscal 2006 was $0.4 million, or $.03 per diluted share compared with net income of $0.3 million, or $.02 per diluted share, reported in the same period of the prior fiscal year. Both years included asset impairment charges mentioned previously. Also, last year’s operations included an extra operating week which had a more pronounced effect on operating margins than did the overall revenue effect because of certain fixed operating costs and this year’s results included costs for stock based compensation.

The Company’s management will discuss the results of the third quarter 2006 on a conference call and simultaneous webcast on May 10, 2006, at 10:00 a.m. ET. To hear the call in a listen-only mode, participants must dial 800-947-6545 or 706-634-1745 (International) at least ten minutes prior to the start of the call and refer to conference identification number 8354671. To hear a live Web simulcast of the call, visit the company’s Web site at www.champps.com, click on the Investor Relations icon and refer to conference identification number 8354671.

If unable to participate at the time of the call, the archived webcast can be accessed until June 10, 2006, by visiting www.champps.com, clicking on the Investor Relations icon and referring to conference identification number 8354671.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 50 and franchises/licenses 13 Champps restaurants in 23 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our strategic initiatives; stock repurchase program; lease renegotiations; impairment charges and closing of restaurants; new menu and operating initiatives critical to improvement in same store sales, the absence of new store openings in the remainder of fiscal 2006, and future uses of cash for stock repurchases or exit costs, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to successfully implement our strategic initiatives to improve same store sales; the ability to make and fund stock repurchases; the ability to successfully close or renegotiate lease terms for certain restaurants; the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

    Champps Entertainment, Inc., 303-804-1333

        Michael P. O’Donnell, CEO

        David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Nine Months Ended April 2, 2006 and April 3, 2005

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2006	April 3, 2005	April 2, 2006	April 3, 2005
Revenue
Sales	$54,004	$53,939	$164,742	$164,225
Franchising and royalty, net	174	150	468	437

Total revenue	54,178	54,089	165,210	164,662

Costs and expenses
Cost of sales and operating expenses
Product costs	15,281	15,357	46,533	46,816
Labor costs	17,106	17,363	52,253	51,971
Other operating expense	8,439	8,092	25,288	23,786
Occupancy	5,646	5,377	16,839	15,812
Pre-opening expense	78	340	413	984
General and administrative expense	3,710	3,417	10,539	9,659
Depreciation and amortization	2,820	2,857	8,479	8,320
Severance	5	547	110	547
Asset impairment charges	4,271	6,567	4,271	6,567
Other (income) expense	131	26	286	(95)

Income (loss) from operations	(3,309)	(5,854)	199	295
Interest expense and income, net	237	343	913	1,100
Expenses related to predecessor companies	(2)	50	(5)	315

Income (loss) before income taxes	(3,544)	(6,247)	(709)	(1,120)
Income tax expense (benefit)	(1,615)	(2,675)	(1,145)	(1,393)

Net income (loss)	$(1,929)	$(3,572)	$436	$273

Basic income (loss) per share	$(0.15)	$(0.28)	$0.03	$0.02
Diluted income (loss) per share	$(0.15)	$(0.28)	$0.03	$0.02
Basic weighted average shares outstanding	13,194	12,888	13,135	12,856
Diluted weighted average shares outstanding	13,194	12,888	13,188	13,082

CHAMPPS ENTERTAINMENT, INC.

Supplemental Information — Restaurant Operating Expenses

(Stated as a percentage of restaurant sales)

(Unaudited)

	Three Months Ended		Nine Months Ended
	April 2, 2006	April 3, 2005	April 2, 2006	April 3, 2005
Product costs	28.3%	28.5%	28.2%	28.5%
Labor costs	31.7%	32.2%	31.7%	31.6%
Other operating expenses	15.6%	15.0%	15.4%	14.6%
Occupancy	10.5%	10.0%	10.2%	9.6%
Pre-opening expenses	0.1%	0.6%	0.3%	0.6%

Total cost of sales and operating expenses	86.2%	86.3%	85.8%	84.9%
Depreciation and amortization	5.2%	5.3%	5.1%	5.0%
Total cost of sales, operating expenses and depreciation and amortization	91.4%	91.6%	90.9%	89.9%

General and administrative expense (Stated as a percentage of revenue)	6.8%	6.3%	6.4%	5.9%

Champps Entertainment, Inc.

Selected Balance Sheet Information

(In thousands)

(Unaudited)

	April 2, 2006	July 3, 2005
Cash and cash equivalents	$11,231	$2,702
Current assets	24,680	17,053
Total assets	136,879	137,311
Current liabilities	10,570	14,667
Debt	14,657	14,649
Total shareholders’ equity	78,606	76,061

Champps Entertainment, Inc.

Selected Cash Flow Information

(In thousands)

(Unaudited)

	Nine Months Ended
	April 2, 2006	April 3, 2005
Net cash provided by operating activities	$11,067	$14,747
Net cash used in investing activities	(3,289)	(11,403)
Net cash provided by financing activities	751	(2,387)

Net change in cash and cash equivalents	$8,529	$957